Exhibit 10.1

MORTGAGE LOAN PURCHASE

AND

SERVICING AGREEMENT

Between

OCWEN LOAN SERVICING, LLC

(as Seller and as Servicer)

and

HLSS MORTGAGE MASTER TRUST

(Purchaser)

Dated as of March 3, 2014

FHA Residential Mortgage Loans

TABLE OF CONTENTS

		Page

ARTICLE 1. DEFINITIONS		1

ARTICLE 2. SALE AND CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF FILES; PAYMENT OF PURCHASE PRICE; DELIVERY OF MORTGAGE DOCUMENTS		10

Section 2.1.	Sale and Conveyance of Mortgage Loans; Possession of Files	10
Section 2.2.	Delivery of Mortgage Documents and Credit Files	11
Section 2.3.	Transfer of Mortgage Loans	13
Section 2.4.	Optional Purchase of Mortgage Loans by OMS	13

ARTICLE 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER CONCERNING MORTGAGE LOANS; REPURCHASE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES OF PURCHASER		14

Section 3.1.	Individual Mortgage Loans	14
Section 3.2.	Seller and Servicer Representations	16
Section 3.3.	Remedies for Breach of Representations and Warranties	18
Section 3.4.	Purchaser Representations	19

ARTICLE 4. COVENANTS		21

Section 4.1.	Continued Cooperation	21
Section 4.2.	Delivery of Documents	21
Section 4.3.	Regulatory Compliance	21

ARTICLE 5. CLOSING CONDITIONS		22

Section 5.1.	Closing Date Documents	22
Section 5.2.	Correctness of Representations and Warranties	22
Section 5.3.	Reserved	22
Section 5.4.	Compliance With Conditions	22

ARTICLE 6. ADMINISTRATION AND SERVICING OF MORTGAGE LOANS		22

Section 6.1.	Servicer to Act as Servicer	22
Section 6.2.	Establishment of Custodial Account; Deposits in Custodial Account	23
Section 6.3.	Withdrawals From the Custodial Account	24

ARTICLE 7. PAYMENTS TO PURCHASER		25

Section 7.1.	Distributions on Each Remittance Date	25
Section 7.2.	Statements to Purchaser	26

– i –

– ii –

EXHIBITS & SCHEDULES

Exhibit A	CONTENTS OF CREDIT FILE

Exhibit B	[RESERVED]

Exhibit C	WHOLE LOAN TRANSFER INFORMATION

Exhibit D	[RESERVED]

Exhibit E	[RESERVED]

Exhibit F	FORM OF COMMITMENT LETTER

– iii –

MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT

THIS MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT dated as of March 3, 2014 is by and between HLSS MORTGAGE MASTER TRUST, a Delaware statutory trust, as purchaser (“Purchaser”) and OCWEN LOAN SERVICING, LLC, a Delaware limited liability company, as seller (in such capacity, the “Seller”) and as servicer (solely with respect to such capacity, “Servicer”).

PRELIMINARY STATEMENT

WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller (in each case from time to time and subject to the terms and conditions of this Agreement) without recourse, certain residential mortgage loans (each referred to individually as a “Mortgage Loan” or collectively as the “Mortgage Loans”) which (a) have the benefit of an FHA Policy and (b) unless otherwise set forth in the related Commitment Letter, as of the related Cut-Off Date will be ninety (90) or more days past due with respect to the related mortgagor’s payment of principal and interest under the terms of the related Mortgage Note or Mortgage (as such terms are hereinafter defined).

WHEREAS, on each Closing Date the Mortgage Loans shall be sold to Purchaser on a servicing-retained basis (it being understood that the Servicer’s rights and obligations hereunder shall be subject to the terms and conditions of the applicable Master Repurchase Agreement); and

WHEREAS, Purchaser, Seller and Servicer wish to prescribe the terms and manner of the purchase, conveyance, management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and other good and valuable consideration, Purchaser, Seller and Servicer agree as follows:

ARTICLE 1.

DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Acceptable Servicing Procedures: The procedures, including collection and loan administration procedures set forth in the FHA Guidelines (provided that, if the FHA Guidelines are silent on a particular procedure, the Servicer shall utilize the procedures, including collection and loan administration procedures, for servicing mortgage loans using the same standard of care that the Servicer customarily employs and exercises in servicing and administering similar mortgage loans for its own account, which shall be in material compliance with applicable federal, state and local laws).

Advances: Interest Advances and Servicing Advances.

Agreement: This Mortgage Loan Purchase and Servicing Agreement, including all exhibits, attachments and schedules hereto, and all amendments hereof and supplements hereto.

ALTA: The American Land Title Association or any successor thereto.

Ancillary Income: The following amounts derived from the Mortgage Loans that the Servicer may collect in connection with servicing the Mortgage Loans: (a) interest or other benefits earned in connection with funds on deposit in the Custodial Accounts and Escrow Account less the interest on escrowed funds required by Applicable Law to be paid to the Mortgagor, (b) any incentive and loss mitigation fees, (c) late charges, (d) customer prepayment fees and line termination fees, (e) non-sufficient funds fees, ACH fees, assumption fees, (h) amounts associated with marketing special products to the Mortgagors, and all other incidental fees and charges with respect to a Mortgage Loan to the extent consistent with Accepted Servicing Practices and (i) any excess interest included in any Claim Proceeds with respect to a Mortgage Loan as a result of the debenture rate used by FHA to reimburse accrued and unpaid interest exceeding the applicable Mortgage Interest Rate.

Approved Servicer: Any Person which is (1) qualified to service residential mortgage loans on behalf of Fannie Mae or Freddie Mac, (2) willing to service the applicable Mortgage Loans and (3) executes and delivers to the Purchaser an agreement, in form and substance reasonably satisfactory to the Purchaser, which (x) contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Seller under this Agreement and (y) and requires such Person to make representations and warranties that are substantively the same as the representations and warranties contained in Section 3.2(b).

Applicable Law: All provisions of statutes, rules and regulations, interpretations and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

Assignment of Mortgage: An assignment of mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the transfer of the Mortgage Loan to the assignee named therein.

Business Day: A day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the Cayman Islands or the States of California, Florida, Georgia, Iowa, New York or Texas or the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

Certificate Paying Agent: The Certificate Paying Agent appointed pursuant to Section 3.09 of the Declaration of Trust. Initially Wells Fargo Bank, N.A. has been appointed as the Certificate Paying Agent.

Claim: With respect to each Mortgage Loan, any right to payment from the related FHA Policy.

Claim Proceeds: With respect to each Claim, any payment made by or on behalf of the FHA with respect to such Claim.

Closing Date: As defined in the applicable Commitment Letter.

Collateral Exceptions Report: As defined in Section 2.2 herein.

Collection Period: The period that begins on the first day of each calendar month and ends on the last day of such month.

Commitment Letter: With respect to each pool of Mortgage Loans purchased and sold on a Closing Date, the letter agreement between the Purchaser and the Seller, in the form of Exhibit F (including any exhibits, schedules and attachments thereto).

Condemnation Proceeds: All awards, compensation and settlements in respect of a taking (whether permanent or temporary) of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Documents.

Credit File: With respect to any Mortgage Loan, a file pertaining to such Mortgage Loan that contains, to the extent available to the Seller, the documents described on Exhibit A attached hereto, together with the credit documentation relating to the origination of such Mortgage Loan and copies of the Mortgage Documents, which may be maintained on microfilm, optical storage or any other comparable medium.

Custodian: As defined in the applicable Commitment Letter.

Custodial Account: The separate account or accounts created and maintained pursuant to Section 6.2.

Cut-Off Date: As defined in the applicable Commitment Letter.

Cut-Off Date Principal Balance: As to each Mortgage Loan, the unpaid principal balance of such Mortgage Loan as of the close of business on the applicable Cut-Off Date, after deduction and application of all payments of principal received by the applicable Cut-Off Date, as specified on the Mortgage Loan Schedule.

Due Date: With respect to any Mortgage Loan, the day of the month on which Monthly Payments on such Mortgage Loan are due, exclusive of any days of grace, which day shall be the first day of the month unless otherwise specified on the Mortgage Loan Schedule.

Eligible Account: An account that is any of the following: (i) maintained with a federal or state chartered depository institution the accounts of which are insured by the FDIC (to the limits established by the FDIC) and the short term debt ratings and the long term deposit ratings of which are rated in one of the two highest rating categories by one of the Rating Agencies, or (ii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company with trust powers acting in its fiduciary capacity subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b), or (iii) an account or accounts of a depository institution acceptable to the Purchaser.

Eligible Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities; provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by at least one Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by at least one Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Eligible Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Eligible Investments to exceed 10% of the aggregate Unpaid Principal Balances of all of the Mortgage Loans and Eligible Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by at least one Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to at least one Rating Agency as evidenced in writing by at least one Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and which money market funds are rated in one of the two highest rating categories by at least one Rating Agency.

provided, however, that no instrument or security shall be an Eligible Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such instrument or security is purchased at a price greater than par;

and provided, further, notwithstanding anything to the contrary contained herein, with respect to Mortgage Loans subject to a Securitization Transaction, in the event that the applicable reconstitution agreement or pooling agreement has a more limiting definition of “Eligible Investments” due to a change in Applicable Law, in criteria of any applicable Rating Agencies or otherwise, then the definition contained in such reconstitution agreement or pooling agreement shall apply to such Mortgage Loans.

Escrow Account: An account maintained by Servicer or Seller’s designated servicer for the deposit of Escrow Payments received in respect of one or more Mortgage Loans.

Escrow Payments: The aggregate amount of the escrows for real estate taxes, insurance, private mortgage insurance, and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

Event of Default: Any one of the conditions or circumstances enumerated in Section 10.1.

Fannie Mae: The entity formerly known as the Federal National Mortgage Association or any successor thereto.

FDIC: The Federal Deposit Insurance Corporation or any successor organization.

FHA: The Federal Housing Administration, an administrative unit within the United States Department of Housing and Urban Development.

FHA Guidelines: Any statute, law or regulation currently in effect relating to mortgage loans issued pursuant to Title 42 of the United States Code (the Fair Housing Act) as well as any requirements under the FHA connect program.

FHA Policy: A certificate of insurance issued by the FHA for the benefit of the mortgagee.

Freddie Mac: The entity formerly known as the Federal Home Loan Mortgage Corporation or any successor thereto.

Ginnie Mae: The Government National Mortgage Association.

HUD: The United States Department of Housing and Urban Development.

Initial Remittance Date: As defined in the applicable Commitment Letter.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Advance: With respect to any Mortgage Loan, a monetary advance made to cover accrued and unpaid interest owed with respect to such Mortgage Loan.

Liquidation Proceeds: All amounts received in connection with the liquidation of a defaulted Mortgage Loan (including any Claim Proceeds), whether through the sale or assignment of the Mortgage Loan, trustee’s sale, foreclosure sale or otherwise.

Lost Note Affidavit: With respect to any Mortgage Loan as to which the original Mortgage Note has been permanently lost or destroyed and has not been replaced, an affidavit from the Seller certifying that the original Mortgage Note has been lost, misplaced or destroyed.

Master Repurchase Agreement: As defined in the applicable Commitment Letter.

MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and any successor thereto.

MERS Loan: Any Mortgage Loan registered on the MERS® System and for which MERS is listed as the record mortgagee or beneficiary on the related Mortgage or assignment thereof.

MERS® System: The system of electronically recording transfers of mortgages maintained by MERS.

MIN: The mortgage identification number issued to each MERS Loan.

MOM Loan: A Mortgage Loan that was registered on the MERS® System at the time of origination thereof and for which MERS appears as the record mortgagee or beneficiary on the related Mortgage.

Monthly Payment: Each required monthly payment of principal and interest (or, in the case of an interest-only Mortgage Loan, interest) on a Mortgage Loan that is payable by a Mortgagor from time to time under the related Mortgage Note.

Mortgage: The mortgage, deed of trust, or other instrument creating a lien on real property, in each case, including any riders, addenda, assumption agreements, or modification relating thereto.

Mortgage Documents: With respect to any Mortgage Loan, the mortgage loan documents pertaining to such Mortgage Loan that are specified in Section 2.2.

Mortgage File: With respect to any Mortgage Loan, a file pertaining to such Mortgage Loan that contains each of the Mortgage Documents except as specified in any applicable Collateral Exceptions Report.

Mortgage Interest Rate: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan.

Mortgage Loan: An individual mortgage loan that is sold pursuant and subject to this Agreement, each such Mortgage Loan being identified on the Mortgage Loan Schedule.

Mortgage Loan Remittance Rate: As to each Mortgage Loan, the annual rate of interest payable to Purchaser, which shall be equal to the related Mortgage Interest Rate minus the related Servicing Fee Rate.

Mortgage Loan Schedule: With respect to a pool of Mortgage Loans to be sold pursuant to this Agreement and set forth on Schedule I to the related Commitment Letter, such schedule shall set forth the following information, as of the Cut-Off Date unless otherwise stated, with respect to each Mortgage Loan to the extent such information is readily available to Seller: (a) the Mortgage Loan identifying number; (b) the Mortgage Interest Rate; (c) the amount of the Monthly Payment; (d) the Cut-Off Date Principal Balance of the Mortgage Loan; (e) the last Due Date on which a Monthly Payment was actually applied to the Unpaid Principal Balance; (f) the original principal amount of the Mortgage Loan; (g) a code indicating if the Mortgage Loan is a MERS Loan and if so, the MIN; (h) the street address, city, state and zip code of the Mortgaged Property; (i) unreimbursed amount of Advances, if applicable; (j) a code indicating if the Mortgage Loan is in foreclosure, bankruptcy or litigation; (k) the lien position; (l) the FHA case number; (m) whether such Mortgage Loan has been modified and (n) a code indicating whether the Mortgage Documents for such Mortgage Loan have been released from the possession of the applicable Custodian.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The property securing a Mortgage Note pursuant to the related Mortgage.

Mortgagor: The obligor(s) on a Mortgage Note.

OMS: Ocwen Mortgage Servicing, Inc., a corporation organized under the laws of the Virgin Islands.

Optional Purchase Event: The optional purchase by OMS of a Mortgage Loan pursuant to Section 2.4.

Optional Purchase Price: With respect to an Optional Purchase Event for a Mortgage Loan, a price equal to the greater of (a) such Mortgage Loan’s outstanding principal balance as of the date of the exercise of such option plus accrued and unpaid interest to the first day of the month following the month of such purchase plus any unreimbursed Advances that are outstanding with respect to such Mortgage Loan and (b) the product of (i) the applicable Purchase Price Percentage for such Mortgage Loan and (ii) such Mortgage Loan’s outstanding principal balance as of the date of the exercise of such option plus accrued and unpaid interest to the first day of the month following the month of such purchase plus any unreimbursed Advances that are outstanding with respect to such Mortgage Loan.

Optional Purchase Price Excess: With respect to any Mortgage Loan that is the subject of an Optional Purchase Event, the excess, if any, of (a) the purchase price paid for such Mortgage Loan in connection with its re-pooling under a Ginnie Mae program (or by any third party purchaser), over (b) the Optional Purchase Price for such Mortgage Loan.

Permitted Liens: With respect to each Mortgage Loan, (i) the lien of current real property taxes and assessments not yet due and payable and (ii) covenants, conditions, and restrictions, rights-of-way, easements, mineral right reservations and other matters of public record as of the date of recording of such Mortgage, such exceptions generally being (a) acceptable to mortgage lending institutions making mortgage loans of the quality of the Mortgage Loan in the area where the Mortgage Property is located, (b) specifically referred to in the mortgagee’s policy of title insurance or (c) other matters that do not materially interfere with the benefits of the security intended to be provided by the Mortgage.

Person: Any individual, limited liability company, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Purchase Price: For each Mortgage Loan purchased hereunder, an amount equal to the product of the Purchase Price Percentage and the Cut-Off Date Principal Balance of such Mortgage Loan.

Purchase Price Adjustment: As defined in Section 3.3(a) hereof.

Purchase Price Percentage: For each Mortgage Loan, the percentage set forth in the Commitment Letter that is used to calculate the Purchase Price of such Mortgage Loan.

Purchaser: As defined in the preamble.

Rating Agency: Any nationally recognized statistical rating agency that issues ratings with respect to residential mortgage-backed securities.

Record Date: The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

Remittance Date: After the Initial Remittance Date, the Remittance Date shall be each Wednesday, or if a Wednesday is not a Business Day, the Business Day immediately following such Wednesday, or as otherwise agreed by the Servicer and the Certificate Paying Agent.

Repurchase Price: With respect to any Mortgage Loan, an amount equal to (a) the Purchase Price for such Mortgage Loan, plus (b) Purchaser’s reasonable and customary out-of-pocket expenses incurred by Purchaser in transferring such Mortgage Loan back to Seller, minus (c) any amounts received by Purchaser with respect to such Mortgage Loan on or prior to the date of repurchase, minus (d) any unreimbursed Advances payable to Servicer pursuant to this Agreement.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly by the Purchaser to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Seller: As defined in the preamble.

Servicer: As defined in the preamble.

Servicing Advances: All monetary advances (other than Interest Advances) made by Servicer or the Seller’s designated servicer in connection with or related to a Mortgage Loan, including but not limited to (i) any amounts advanced by Servicer or Seller’s designated servicer for the purpose of effecting the payment of taxes, assessments and any insurance premiums relating to a Mortgaged Property and (ii) all customary, reasonable and necessary “out-of-pocket” costs and expenses incurred in the performance by Servicer or Seller’s designated servicer of its servicing obligations, including but not limited to, the cost (including reasonable attorneys’ fees and disbursements), related to (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including, but not limited to, foreclosures and any expenses incurred in connection with any such proceedings that result from the Mortgage Loan being registered on the MERS System and (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage (including default management and similar services, appraisal services and real estate broker services). For the avoidance of doubt, any such cost or expense shall be deemed to include services rendered regardless of whether the related invoice has been received and paid by the Servicer or Seller’s designated servicer.

Servicing Fee: With respect to each Mortgage Loan and each Remittance Date, the amount of the annual fee Purchaser shall pay to Servicer, which shall, for each month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the Unpaid Principal Balance of such Mortgage Loan as of the first day of the month preceding the month in which such Remittance Date occurs. The obligation of Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries interest with respect to such Mortgage Loan from Liquidation Proceeds and other proceeds, to the extent permitted by Section 6.3) of amounts collected by Servicer with respect to a Mortgage Loan, or as otherwise provided under Section 6.3.

Servicing Fee Rate: As defined in the related Commitment Letter.

Servicing File: For each Mortgage Loan, the loan documents and information (including any servicing tapes, images and conversion reports) received or obtained through the efforts of servicing the Mortgage Loan, which may be maintained on microfilm, optical storage or any other comparable medium. To the extent available to the Seller, each Servicing File may contain: (a) the tax service contract, (b) documentation relating to any releases of collateral, (c) any correspondence between the Servicer or the Seller’s designated servicer, as applicable, and the Mortgagor, (d) payment history, (e) collection letters or form notices, (f) foreclosure correspondence and legal notification, and (g) copy of deed with respect to any REO Property.

Unpaid Principal Balance: With respect to each Mortgage Loan, as of any date of determination, (i) the Cut-Off Date Principal Balance, minus (ii) the principal portion of all payments made by or on behalf of the Mortgagor after the Cut-Off Date and received by Servicer.

Whole Loan Transfer: A one (1) time sale or transfer by the Purchaser of some or all of the Mortgage Loans under the terms of an assignment, assumption and recognition agreement mutually agreed to by the Seller and the Purchaser.

ARTICLE 2.

SALE AND CONVEYANCE OF MORTGAGE LOANS;

POSSESSION OF FILES; PAYMENT OF PURCHASE

PRICE; DELIVERY OF MORTGAGE DOCUMENTS

Section 2.1. Sale and Conveyance of Mortgage Loans; Possession of Files

(a) On each Closing Date and upon the receipt of the Purchase Price set forth in the related Commitment Letter, the Seller shall sell, transfer, assign, set over, and convey to Purchaser, without recourse, but subject to the representations, warranties, terms and provisions of this Agreement all the right, title, and interest of the Seller in and to the Mortgage Loans identified on the related Mortgage Loan Schedule, servicing retained; provided, however, the Seller and the Servicer hereby acknowledge and agree that the Purchaser may sell, transfer or convey any Mortgage Loan on a servicing released basis in connection with a Master Repurchase Agreement. For the avoidance of doubt, upon the execution of a Commitment Letter by the parties, the Purchaser shall be obligated to purchase the related Mortgage Loans even if it does not receive funds under any Master Repurchase Agreement it may enter into with respect to the Mortgage Loans. Notwithstanding the foregoing, to the extent the Servicer is terminated without cause in accordance with the terms of a Master Repurchase Agreement, the Servicer shall be entitled to compensation for such termination (in an amount reasonably determined by the Servicer and the Purchaser).

(b) The documents comprising each Credit File shall, subject to payment for the related Mortgage Loan pursuant to Section 2.1(c) below, be held in trust by Servicer for the benefit of Purchaser as the owner thereof. Servicer’s possession of such documents so held is at the will of Purchaser, and such holding and possession is in trust for Purchaser as the owner thereof and only for the purpose of servicing the Mortgage Loans until the applicable servicing transfer date. Upon payment for the related Mortgage Loan pursuant to Section 2.1(c) below, the legal and beneficial ownership of each Mortgage Note, each Mortgage, and each of the other documents comprising the Mortgage File and the Credit File with respect to such Mortgage

Loan shall be vested in Purchaser, and the ownership of all records and documents with respect to such Mortgage Loan prepared by or which come into the possession of Seller or any agent or designee thereof shall immediately vest in Purchaser and shall be delivered to Purchaser in the case of the Mortgage Files on the Closing Date.

(c) In full consideration for the sale of each of the Mortgage Loans pursuant to Section 2.1(a), and upon the terms and conditions of this Agreement, on the Closing Date Purchaser shall pay to Seller by wire transfer of immediately available funds the Purchase Price as set forth in the related Commitment Letter for the Mortgage Loans purchased on the Closing Date. For the avoidance of doubt, the Seller shall not be entitled to reimbursement from the Purchaser for any unreimbursed Advances made with respect to a Mortgage Loan prior to the applicable Closing Date for such Mortgage Loan.

(d) As of each Closing Date, Purchaser shall own and be entitled to receive with respect to each Mortgage Loan purchased on such Closing Date all collections of principal and interest and all proceeds on the Mortgage Loans received on and after the Cut-Off Date (including any Liquidation Proceeds), subject to (i) the rights of Servicer under Section 6.3 to (A) reimbursement for certain costs, expenses and Advances and (B) receive Servicing Fees or Ancillary Income, and (ii) the rights of the Seller to receive any Claim Proceeds or collections of interest that are paid or reimbursed to cover unreimbursed Advances made with respect to the Mortgage Loans prior to the Cut-Off Date or interest on the Mortgage Loans that accrued prior to the Cut-Off Date. All such amounts that are collected after the Cut-Off Date shall be held and remitted by Servicer on each related Remittance Date.

(e) Notwithstanding anything to the contrary in this Agreement, the Purchaser will be required to purchase all of the Mortgage Loans identified on a Mortgage Loan Schedule, except any Mortgage Loan that was liquidated or otherwise paid-in-full prior to the applicable Closing Date.

Section 2.2. Delivery of Mortgage Documents and Credit Files

(a) Except as otherwise described in the applicable Mortgage Loan Schedule (and subject to the proviso below with respect to clauses (iii) and (iv)), not later than ten (10) Business Days prior to the related Closing Date, the Seller shall have delivered to Purchaser or Purchaser’s designee, to the extent in the Seller’s possession, the following documents for each Mortgage Loan (the “Mortgage Documents”); provided, however, that the applicable period for the Seller’s obligation to deliver the Mortgage Documents described in clauses (iii) and (iv) below shall commence on the applicable Closing Date and end on the day that occurs sixty (60) days after such Closing Date:

(i) Either:

(A) the original Mortgage Note, endorsed (on the Mortgage Note or an allonge attached thereto) “Pay to the order of              without recourse,” and signed by original or facsimile signature in the name of the last holder of record by an authorized officer; or

(B) a copy of the Mortgage Note (endorsed as provided above) together with a Lost Note Affidavit.

(ii) the original recorded Mortgage or copy with recording information (and, in the case of a MOM Loan, with evidence of the MIN); provided that if such mortgage is not available or if such public recording office retains or otherwise has not returned the original recorded mortgage, the Seller may deliver or cause to be delivered to Purchaser a photocopy of such Mortgage certified by such Seller to be a copy of the original mortgage sent for recording;

(iii) unless such Mortgage Loan is a MERS Loan, the original Assignment of Mortgage, from the applicable seller signed by an authorized officer, to Purchaser’s designee, which assignment shall be in form and substance acceptable for recording;

(iv) unless such Mortgage Loan is a MOM Loan, all intervening Assignments of Mortgage with evidence of recordation provided that if such Assignment of Mortgage is not available or if such public recording office retains or otherwise has not returned the original Assignment of Mortgage, the Seller may deliver or cause to be delivered to Purchaser a photocopy of such Assignment of Mortgage certified by such Seller to be a copy of the original Assignment of Mortgage sent for recording;

(v) originals or copies of all assumption, extension or modification agreements, if any; and

(vi) original or copy of the title policy or, in the event such title policy is unavailable, an imaged copy of the related policy binder or commitment for title.

(b) Set forth on Schedule II to each Commitment Letter is the collateral exceptions report (the “Collateral Exceptions Report”) generated by Purchaser or on behalf of the Purchaser, with respect to each Mortgage Loan sold by Seller pursuant to such Commitment Letter, identifying which of the Mortgage Documents are not in its possession, to the extent applicable, or have document deficiencies. The Seller shall not have any obligation to deliver any documents included in a Collateral Exceptions Report or cure any document deficiencies identified in a Collateral Exceptions Report.

(c) In connection with the transfer of any MERS Loan pursuant to Section 2.1 hereof, Servicer shall request that the MERS® System indicate that such MERS Loan has been assigned to Purchaser. Purchaser may, at its cost and in its discretion, direct the Servicer to deliver for recording to the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located, and cause to be duly recorded, any of the original Assignments of Mortgage referred to in Section 2.2(a)(iii). Purchaser shall pay all recording fees relating to the recordation of the Assignments of Mortgage from Seller to Purchaser and any intervening assignments.

Section 2.3. Transfer of Mortgage Loans

The Purchaser shall have the right, in connection with a Whole Loan Transfer, without the consent of Seller or Servicer, to assign its interest under this Agreement with respect to all or some of the Mortgage Loans, and designate any person to exercise any rights of Purchaser hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of Purchaser with respect to such Mortgage Loans. All references to Purchaser shall be deemed to include its assignee or designee.

Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, Servicer shall note transfers of the Mortgage Loans. For the purposes of this Agreement, Servicer shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as Purchaser of the Mortgage Loans. For the avoidance of doubt, to the extent that the applicable Commitment Letter provides notice to the Servicer that a pool of Mortgage Loans is subject to a Master Repurchase Agreement, the Servicer shall (i) marks its books and records to reflect such pool of Mortgage Loans is subject to such Master Repurchase Agreement and (ii) comply with the instructions set forth in such Commitment Letter to make remittances with respect to such pool of Mortgage Loans in accordance with such Master Repurchase Agreement. Purchaser may sell and transfer, in whole or in part, the Mortgage Loans; provided that (other than a transfer pursuant to a Master Repurchase Agreement) no such sale and transfer shall be binding upon Servicer unless (x) such transferee shall agree, in writing in the form of an assignment, assumption and recognition agreement mutually agreed to by the Seller and the Purchaser, to be bound by the terms of this Agreement and an executed copy of such assignment, assumption and recognition agreement shall have been delivered to Servicer or (y) such transfer is accordance with a whole loan repurchase facility to which the Servicer has provided its consent. Upon receipt of notice of such a transfer, Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans by such assignee, and the previous Purchaser shall be released from its obligations hereunder to the extent such obligations relate to Mortgage Loans sold by Purchaser. This Agreement shall be binding upon and inure to the benefit of Purchaser, Seller and Servicer and their respective permitted successors, assignees and designees.

Section 2.4. Optional Purchase of Mortgage Loans by OMS

(a) OMS has the right, but not the obligation, on any Business Day, to purchase any Mortgage Loan that becomes eligible for pooling under a program sponsored by Ginnie Mae so long as OMS is willing to pay price equal to or greater than the Optional Purchase Price; provided, however, that OMS shall only exercise such option if it has obtained, a commitment to re-pool such Mortgage Loan under an applicable Ginnie Mae program or another third party purchase commitment at a price no less than the price proposed to be paid by OMS to the Purchaser. In the event that an Optional Purchase Price Excess exists with respect to such Mortgage Loan, such Optional Purchase Price Excess shall be remitted to the Purchaser (provided, however, that the Servicer shall be entitled to additional compensation for facilitating a sale of such Mortgage Loan for a price that exceeds the Optional Purchase Price (in an amount to be reasonably determined by the Servicer and the Purchaser)).

(b) Upon receipt by the Purchaser of the purchase price in connection with an Optional Purchase Event, the Servicer shall (i) deliver the related Servicing File to the new owner of such Mortgage Loan and (ii) notify the Custodian, and cause the Custodian to deliver the related Mortgage File to the such new owner, together with all relevant endorsements and assignments prepared by the Servicer that the Purchaser shall execute. The Servicer shall amend or cause to be amended the related Mortgage Loan Schedule to reflect the removal of any such Mortgage Loan and the Servicer shall promptly deliver such amended Mortgage Loan Schedule to the Purchaser.

ARTICLE 3.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF

THE SELLER CONCERNING MORTGAGE LOANS;

REPURCHASE OF MORTGAGE LOANS; REPRESENTATIONS AND

WARRANTIES OF PURCHASER

Section 3.1. Individual Mortgage Loans

The Seller hereby represents, warrants and covenants to the Purchaser that, as to each Mortgage Loan sold by the Seller on a Closing Date, as of such Closing Date (or as of such other date indicated in the applicable representation, warranty or covenant):

(a) The information with respect to such Mortgage Loan set forth on the Mortgage Loan Schedule is true and correct in all material respects, as of the dates specified therein or, if no such date is indicated therein, as of the Cut-Off Date.

(b) Upon the transfer of the Mortgage Loans to the Purchaser, the Purchaser will have good and valid title to the Mortgage Loans, free and clear of any liens, claims, encumbrances, participation interests, equities, pledges, charges, or security interests of any nature, and the Seller had full right and authority to sell and assign such Mortgage Loan pursuant to this Agreement.

(c) With respect to each Mortgage Loan, the Mortgage is a valid, subsisting and enforceable first-lien, as indicated on the Mortgage Loan Schedule, on the Mortgaged Property. The lien of the Mortgage is subject only to Permitted Liens.

(d) Other than as indicated in the Mortgage Loan Schedule, the terms of the Mortgage and the Mortgage Note have not been waived, altered, or modified in any material respect, except by a written instrument that has been recorded, if necessary, and that is a part of the Mortgage File; provided, however, that under certain circumstances where the modification, waiver or alteration of the terms of such Mortgage or Mortgage Note has been effected pursuant to a written instrument that is favorable to the Mortgagor, such written instrument may or may not have been executed by the related Mortgagor.

(e) No Mortgagor has been released, in whole or in part, except as indicated in the Mortgage Loan Schedule.

(f) With respect to each Mortgage Loan, the applicable FHA Policy is in full force and effect, and there exists no defense or impairment to full recovery thereunder to the maximum extent provided thereby, without indemnity to HUD or FHA. Each FHA Policy is the valid, binding and enforceable obligation of FHA, to the full extent provided thereby, without surcharge, set-off or defense, and all actions that are necessary to ensure that each FHA Policy remains so valid, binding and enforceable have been taken. As of the Cut-Off Date, the guaranty amount with respect to each Mortgage Loan will be an amount that is payable in accordance with the FHA Guidelines and such amount will be at least equal to the unpaid principal balance of the related Mortgage Loan. All provisions of such FHA Policy have been and are being complied with and all premiums due thereunder have been paid. The Mortgage Loan obligates the Mortgagor thereunder to maintain the FHA Policy and to pay all premiums and charges in connection therewith.

(g) All improvements upon the Mortgaged Property are insured against loss by fire and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies maintained by the Mortgagor or a blanket insurance policy maintained by Seller or Servicer. All such insurance premiums that previously became due and owing prior to or on the Cut-Off Date in respect thereof have been paid. If the Mortgaged Property is in an area that, at the time of origination of the related Mortgage Loan, was identified on a flood hazard boundary map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards and such flood insurance is available, a flood insurance policy was obtained meeting the requirements of the guidelines of the Federal Insurance Administration with an insurance carrier acceptable to Seller.

(h) The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation enforceable in accordance with its terms in all material respects, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and except that the equitable remedy of specific performance and other equitable remedies are subject to the discretion of the courts.

(i) The Mortgage will be duly assigned and the Mortgage Note will be duly endorsed, in each case, in accordance with this Agreement.

(j) [Reserved].

(k) Each Mortgage is covered by either an ALTA mortgage title insurance policy acceptable to Seller, or such other generally used and acceptable form of policy and applicable endorsements acceptable to Fannie, Freddie or prudent mortgage lending institutions making loans in the area where the Mortgaged Property is located.

(l) The Mortgage Loan is not subject to any right of rescission, setoff, counterclaim or defense, and no such claim has been asserted with respect to any Mortgage

Loan, except as such rights, counterclaims, defenses and claims may be asserted in connection with the litigation, foreclosure and bankruptcy proceedings disclosed under the applicable column on the Mortgage Loan Schedule.

(m) The Mortgage contains customary and enforceable provisions that render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale and (ii) otherwise by judicial foreclosure. The Mortgage or Mortgage Note contains a provision that is, to the extent not prohibited by federal or state law, enforceable and that provides for the acceleration of the payment of the Unpaid Principal Balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(n) If the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or shall become payable to the trustee under the deed of trust except in connection with a trustee’s sale after default by the Mortgagor.

(o) Each Mortgage Loan has been serviced by Servicer (or Seller’s sub-servicer) in all material respects in accordance with Acceptable Servicing Procedures.

(p) To Seller’s knowledge, the Mortgaged Property is in material compliance with applicable environmental laws pertaining to environmental hazards and Seller has not received any notice of any violation of such law.

(q) There is no litigation or bankruptcy proceeding pending or, to Seller’s knowledge, threatened with respect to a Mortgage Loan that will adversely affect Purchaser’s right, title or interest thereon or the priority of the Mortgage other than litigation and bankruptcy proceedings and their related claims as disclosed under the applicable column on the Mortgage Loan Schedule.

For the avoidance of doubt, to the extent the Purchaser makes representations or warranties with respect to the Mortgage Loans under a Master Repurchase Agreement, the Seller shall not be responsible for such representations or warranties; provided, however, that this sentence shall not be deemed to limit the Seller’s liability for the representations it makes under this Agreement.

Section 3.2. Seller and Servicer Representations

(a) The Seller hereby represents and warrants to Purchaser that on each Closing Date:

(i) Seller is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) Seller has the power and authority to hold each Mortgage Loan, to sell each Mortgage Loan, to enter into, execute and deliver this Agreement and all documents and instruments executed and delivered pursuant hereto and to perform its obligations in accordance therewith. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement and all other documents and instruments contemplated hereby, in each case assuming due authorization, execution and delivery by Purchaser, if applicable, evidence the valid, binding and enforceable obligations of Seller, subject as to enforcement, (i) to bankruptcy, insolvency, receivership, conservatorship, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditor’s rights and (ii) to general principles of equity, whether such enforcement is sought in a proceeding in equity or at law. All requisite limited liability company action has been taken by Seller to make this Agreement and all documents and instruments executed and delivered pursuant hereto, valid and binding upon Seller in accordance with its terms.

(iii) No consent, approval, authorization, or order of any court or governmental agency or body relating to the transactions contemplated by this Agreement and the transfer of title to the Mortgage Loans to Purchaser, is required as to Seller or, if required, such consent, approval, authorization, or order has been or shall, prior to the Closing Date, be obtained, except for any recordation of Assignments of the Mortgages to or for the benefit of Purchaser pursuant to this Agreement.

(iv) The consummation of the transactions contemplated by this Agreement, including without limitation the transfer and assignment of the Mortgage Loans to or for the benefit of Purchaser pursuant to this Agreement and the fulfillment of or compliance with the terms and conditions of this Agreement, are in the ordinary course of business of Seller and shall not (i) result in the breach of any term or provision of the certificate of formation or limited liability company agreement of Seller, (ii) result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any material agreement, indenture, loan or credit agreement or other instrument to which Seller or its property is subject, or (iii) result in the violation of any law, rule, regulation, order, judgment, or decree to which Seller or its property is subject.

(v) There is no action, suit, proceeding or investigation pending or, to the best of Seller’s knowledge, threatened against Seller that is likely (in Seller’s judgment) to materially and adversely affect the sale of the Mortgage Loans, or that would be likely to materially impair the ability of Seller to perform its obligations under the terms of this Agreement.

(b) The Servicer hereby represents and warrants to Purchaser that on each Closing Date:

(i) Servicer is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement.

(ii) Servicer has power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by each of Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Servicer, subject to Applicable Law; and all requisite corporate action has been taken by Servicer to make this Agreement valid and binding upon Servicer in accordance with its terms.

(iii) No approval of the transactions contemplated by this Agreement from any federal or state regulatory authority having jurisdiction over Servicer is required or, if required, such approval has been or will, prior to the Closing Date, be obtained, except for recordations of Assignment of the Mortgages to or for the benefit of the Purchaser pursuant to this Agreement.

(iv) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Servicer and will not result in the breach of any term or provision of the certificate of formation or limited liability company agreement of Servicer or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any material agreement, indenture or loan or credit agreement or other instrument to which Servicer or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Servicer or its property is subject.

(v) There is no action, suit, proceeding or investigation pending or, to Servicer’s knowledge, threatened against Servicer which would result in any material adverse change in the business, operations, financial condition, properties or assets of Servicer, or in any material impairment of the right or ability of Servicer to carry on its business substantially as now conducted or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Servicer contemplated herein, or which would materially impair the ability of Servicer to perform under the terms of this Agreement.

(vi) The Servicer is a HUD-approved mortgagee and holds all licenses, approvals, permits, and other authorizations, or exemptions therefrom, required under FHA Guidelines to service the Mortgage Loans and is approved to service 1-4 family and multifamily mortgage loans under the FHA Title II of Lenders Profile.

Section 3.3. Remedies for Breach of Representations and Warranties

(a) Upon discovery by Purchaser of (i) a breach of any of the representations and warranties set forth in Sections 3.1 or 3.2 made by the Seller (either as Seller or Servicer) that, in each case, materially and adversely affects the value of any Mortgage Loan, Purchaser shall give written notice to the Seller within ten (10) Business Days of such discovery. So long as the Seller receives the above-referenced notice on or prior to the date that occurs one (1) year following the related Closing Date, the Seller shall cure in all material respects any such breach within 90 days of receipt of such notice of said breach and, if such breach cannot be or is not cured within such 90-day period, the Seller shall, in its sole discretion, either (i) repurchase the affected Mortgage Loan(s) at the Repurchase Price or (ii) reimburse Purchaser an amount (the “Purchase Price Adjustment”) equal to the reduction in value (as reasonably determined by the Purchaser and Seller) of the affected Mortgage Loans based upon the breach; provided that if the Seller and Purchaser are unable to agree upon the Purchase Price Adjustment, the Seller shall repurchase such Mortgage Loan. Any such repurchase shall be at a price equal to the applicable Repurchase Price and shall be accomplished by prompt payment to Purchaser of the amount of the Repurchase Price. Notwithstanding anything to the contrary in this Agreement, the Seller is under no obligation to repurchase any Mortgage Loan or pay any Purchase Price Adjustment if Purchaser or its designee has renewed, renegotiated, modified, compromised, settled or released the Mortgage Loan, Mortgaged Property, or Mortgagor in whole or in part in any material respect or impaired such Mortgage Loan or the related FHA Policy in any material respect.

(b) It is understood and agreed that all representation, warranties and covenants made by the Seller (either as Seller or Servicer) as set forth in this Agreement shall survive for a period of one year following the Closing Date and shall inure to the benefit of Purchaser.

(c) Upon receipt of the Repurchase Price, Purchaser shall immediately take all steps necessary to effect the transfer of any repurchased Mortgage Loan, including all documentation with respect thereto, to the Seller. If, in accordance with this Section 3.3, the Seller repurchases any MERS Loan, Purchaser shall promptly (i) cause the MERS® System to reflect such repurchase, as the case may be, or (ii) cause MERS to remove the repurchased Mortgage Loan from registration on the MERS® System and execute and deliver an Assignment of Mortgage to reflect the transfer of such Mortgage Loan to the Seller or its designee.

(d) It is understood and agreed that the obligations of the Seller set forth in this Section 3.3 constitute the sole remedies available to Purchaser respecting a breach of the representations and warranties by the Seller set forth in Sections 3.1 and 3.2. In no event shall the Seller be liable for any additional damages, including without limitation, consequential, punitive, or exemplary damages, with respect to any breach.

(e) Any cause of action against the Seller relating to or arising out of the breach of any representation and warranty made by the Seller in Sections 3.1 and 3.2 shall accrue as to any Mortgage Loan only upon (i) discovery of such breach by Purchaser, (ii) failure by the Seller to cure such breach, or repurchase or pay any Purchase Price Adjustment with respect to such Mortgage Loan as specified above, (iii) demand upon the Seller by Purchaser for all amounts payable in respect of such Mortgage Loan and (iv) certification by the Purchaser that the breach alleged by Purchaser was not discovered by it or its representatives during the due diligence review performed by it or its representatives.

Section 3.4. Purchaser Representations

Purchaser hereby represents and warrants, as of each Closing Date, that:

(a) Purchaser is a Delaware statutory trust duly organized, validly existing, and in good standing under the laws under which it is organized.

(b) Purchaser has the requisite power and authority to purchase each Mortgage Loan, to enter into, execute and deliver this Agreement and all documents and instruments executed and delivered pursuant hereto and to perform its obligations in accordance therewith. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, including without limitation, repurchase obligations, have been duly and validly authorized. This Agreement and all other documents and instruments contemplated hereby, in each case assuming due authorization, execution and delivery by Seller, evidence the valid, binding and enforceable obligations of Purchaser, subject as to enforcement, (i) to bankruptcy, insolvency, receivership, conservatorship, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditor’s rights and (ii) to general principles of equity, whether such enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by Purchaser to make this Agreement valid and binding upon Purchaser in accordance with its terms.

(c) No consent, approval, authorization or order of any court or governmental agency or body relating to the transactions contemplated by this Agreement is required as to Purchaser, or, if required, such consent, approval, authorization or order has been or will, prior to the Closing Date, be obtained.

(d) The consummation of the transactions contemplated by this Agreement and the fulfillment of or compliance with the terms and conditions of this Agreement, are in the ordinary course of business of Purchaser, will not (i) result in the breach of any term or provision of the organizational documents of Purchaser, (ii) result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any material agreement, indenture, loan or credit agreement or other instrument to which Purchaser or its property is subject, or (iii) result in the violation of any law, rule, regulation, order, judgment, or decree to which Purchaser or its property is subject.

(e) There is no action, suit, proceeding or investigation pending or, to the best of Purchaser’s knowledge, threatened against Purchaser that is likely (in Purchaser’s judgment) to materially and adversely affect the consummation of the transactions contemplated hereby, or that would be likely to materially impair the ability of Purchaser to perform its obligations under the terms of this Agreement.

(f) The Purchaser’s trustee (which will hold legal title to the Mortgage Loans after on the Closing Date) is a HUD-approved mortgagee.

(g) The Purchaser is a sophisticated investor and the Purchaser’s offer and decision to purchase the Mortgage Loans is based upon its own independent expert evaluations of its due diligence and other materials deemed relevant by the Purchaser and its agents together with such records as are generally available to the public from local, county, state and federal authorities, record-keeping offices and courts (including, without limitation, any bankruptcy courts in which any mortgagors, guarantor or surety, if any, may be subject to any pending bankruptcy proceedings), as Purchaser deemed necessary, proper or appropriate in order to make a complete informed decision with respect to the purchase and acquisition of the Mortgage Loans. Purchaser acknowledges that it has had the opportunity to conduct legal, environmental, on-site and other appropriate due diligence as to each Mortgage Loan. The Purchaser has not relied in entering into this Agreement upon any oral or written information from the Seller, or any of its employees, affiliates, agents, legal counsel or other representatives. Purchaser is aware of the level of and form of documentation with respect to each Mortgage Loan and takes each Mortgage Loan and the Mortgage File, respectively, with the knowledge that such documentation may be incomplete.

(h) Purchaser acknowledges that the Mortgage Loans (including the loan documents) may have limited or no liquidity and Purchaser has the financial wherewithal to own the Mortgage Loans and the loan documents for an indefinite period of time and to bear the economic risk of an outright purchase of the Mortgage Loans and the loan documents and a total loss of the Purchase Price for the Mortgage Loans.

ARTICLE 4.

COVENANTS

Section 4.1. Continued Cooperation

The Seller, Servicer and Purchaser shall cooperate fully with each other and their respective counsel and other representatives and advisors in connection with the steps required to be taken as part of their respective obligations under this Agreement. At any time, and from time to time after the Initial Closing Date, upon the reasonable request of either party hereto, and at the expense of the requesting party, the non-requesting party shall do, execute, acknowledge and deliver, and shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required in order to accomplish any provision herein. In addition, in the event the Seller or Servicer determines subsequent to the Initial Closing Date that it needs reasonable access to any documents relating to any Mortgage Loan for accounting, tax or litigation purposes, Purchaser shall, upon reasonable notice by the Seller or Servicer, as the case may be, at said party’s reasonable expense promptly provide, or cause to be provided, copies of such documents to the extent reasonably necessary to satisfy such purposes, subject to appropriate confidentiality requirements.

Section 4.2. Delivery of Documents

On the dates specified herein, each party shall deliver to the appropriate persons specified herein all documents and instruments provided for hereunder.

Section 4.3. Regulatory Compliance

From and after the Closing Date, the Purchaser agrees to use its commercially reasonable efforts to cooperate with and assist the Seller and its counsel and other advisors with respect to the Seller’s compliance with any of its regulatory obligations.

ARTICLE 5.

CLOSING CONDITIONS

The closing for the purchase and sale of the Mortgage Loans identified on a Mortgage Loan Schedule shall take place on the related Closing Date. The obligation of the Seller to sell each Mortgage Loan and the obligation of Purchaser to purchase each Mortgage Loan shall be subject to the conditions set forth in this Article 5.

Section 5.1. Closing Date Documents

On each Closing Date, the Seller and the Purchaser shall execute and deliver a Commitment Letter and if the related Mortgage Files are in the possession of a custodian, Purchaser shall have a received a trust receipt or similar document from such custodian acknowledging that such custodian holds such Mortgage Files for the benefit of Purchaser. Such custodian shall provide a copy of such trust receipt or similar document to Seller.

Section 5.2. Correctness of Representations and Warranties

All of the representations and warranties of the Seller and Purchaser under this Agreement shall be true and correct in all material respects as of the related Closing Date (except as otherwise expressly provided for herein).

Section 5.3. Reserved

Section 5.4. Compliance With Conditions

All other terms and conditions of this Agreement shall have been complied with in all material respects.

Subject to the foregoing conditions, Purchaser shall pay to the Seller on the Closing Date the Purchase Price for the Mortgage Loans by wire transfer of immediately available funds to the account designated by the Seller.

ARTICLE 6.

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 6.1. Servicer to Act as Servicer

Servicer shall service and administer the Mortgage Loans in accordance with this Agreement and in material compliance with Acceptable Servicing Procedures and shall have full power and authority, acting alone or through subservicers, to do or cause to be done any and all things in connection with such servicing and administration which Servicer may deem necessary or desirable and consistent with the terms of this Agreement. Servicer may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder, and Servicer shall diligently pursue all of its rights against such agents or independent contractors.

Whether in connection with the foreclosure of a Mortgage Loan or otherwise, the Servicer shall from its own funds make all necessary and proper Servicing Advances; provided, however, that the Servicer is not required to make a Servicing Advance unless the Servicer determines in the exercise of its good faith judgment that such Servicing Advance would ultimately be recoverable from Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds of the related Mortgaged Property (with respect to each of which the Servicer shall have the priority described in Section 6.3 for purposes of withdrawals from the Custodial Account). Except for the Servicer’s obligation to make Interest Advances pursuant to Section 7.1, the Servicer shall have no obligation to make any advances with respect to any portion of any principal or interest payment due with respect to a Mortgage Loan.

The Purchaser acknowledges and agrees that the Servicer shall not be required to perform any action that the Servicer reasonably believes would violate any Applicable Law.

To the extent the Purchaser becomes a party to a Master Repurchase Agreement, Purchaser shall provide notice to the Servicer and a direction to the Servicer to make any remittances required to be paid to the Purchaser to the parties as indicated in such Master Repurchase Agreement. The Servicer acknowledges and agrees that if it receives notice and direction from the Purchase that a Mortgage Loan is subject to the terms of a Master Repurchase Agreement, The Servicer acknowledges and agrees that the terms of such Master Repurchase Agreement with respect to the payment of remittances owed to the Purchaser shall prevail to the extent there is a conflict between the provisions of this Agreement and the provisions of the Master Repurchase Agreement.

Section 6.2. Establishment of Custodial Account; Deposits in Custodial Account

Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more custodial accounts (collectively, the “Custodial Account”), in the form of time deposit or demand, which may be interest bearing, titled “Ocwen Loan Servicing, LLC” in trust for HLSS Mortgage Master Trust and various Mortgagors - Mortgage Loans”. The Custodial Account shall be an Eligible Account. The Custodial Account shall be maintained as a segregated account, separate and apart from other accounts or trust funds created for Persons other than the Purchaser.

Servicer shall deposit in the Custodial Account, within two (2) Business Days after receipt, and retain therein the following payments and collections received or made by it subsequent to the Cut-Off Date (other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-Off Date):

(a) all payments on account of principal, including principal prepayments, on the Mortgage Loans;

(b) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(c) all Liquidation Proceeds;

(d) all proceeds received by Servicer under any title, hazard, private mortgage guaranty or other insurance policy other than proceeds to be held in the Escrow Account or applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Acceptable Servicing Procedures;

(e) all awards or settlements in respect of Condemnation Proceedings or eminent domain affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Acceptable Servicing Procedures;

(f) any amount required to be deposited in the Custodial Account pursuant to Section 7.1; and

(g) any (i) Purchase Price Adjustments or (ii) amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 3.3.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and other ancillary fees need not be deposited by Servicer in the Custodial Account.

The Servicer may invest the funds in the Custodial Account in Eligible Investments designated in the name of Servicer for the benefit of the Purchaser, which shall mature not later than the Business Day next preceding the Remittance Date next following the date of such investment (except that (A) any investment in the institution with which the Custodial Account is maintained may mature on such Remittance Date and (B) any other investment may mature on such Remittance Date if the Servicer shall advance funds on such Remittance Date, pending receipt thereof to the extent necessary to make distributions to the Purchaser) and shall not be sold or disposed of prior to maturity. Notwithstanding anything to the contrary herein and above, all income and gain realized from any such investment shall be for the benefit of the Servicer and shall be subject to withdrawal by the Servicer. The amount of any losses incurred in respect of any such investments shall be deposited in the Custodial Account by the Servicer out of its own funds immediately as realized.

Section 6.3. Withdrawals From the Custodial Account

Servicer shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(a) to make payments to Purchaser in the amounts and in the manner provided for in Section 7.1;

(b) to reimburse itself for all unreimbursed Advances with respect to a Mortgage Loan, provided that such reimbursement shall be limited to related Liquidation Proceeds, Condemnation Proceeds, amounts representing proceeds of insurance policies covering the related Mortgaged Property and such other amounts as may be collected by Servicer from the Mortgagor or otherwise relating to such Mortgage Loan; provided, however, that the Servicer’s right to reimbursement for Advances shall not reduce, offset or otherwise limit the Servicer’s obligation to cover interest shortfalls pursuant Section 7.1.

(c) to reimburse itself for expenses incurred by and reimbursable to it pursuant to Section 9.1(b);

(d) to pay to itself any interest earned on funds deposited in the Custodial Account, such withdrawal to be made monthly not later than the Remittance Date;

(e) to withdraw any amounts inadvertently deposited in the Custodial Account;

(f) to clear and terminate the Custodial Account upon the termination of this Agreement; and

(g) to withdraw Servicing Fees any Ancillary Income, in each case, to the extent deposited therein.

Upon request, the Servicer will provide the Purchaser with copies of reasonably acceptable invoices or other documentation relating to Advances that have been reimbursed from the Custodial Account.

On each Remittance Date, Servicer shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 7.1, Servicer is not obligated to remit on such Remittance Date. Servicer may use such withdrawn funds only for the purposes described in this Section 6.3.

ARTICLE 7.

PAYMENTS TO PURCHASER

Section 7.1. Distributions on Each Remittance Date

Notwithstanding anything to the contrary set forth in this Agreement, to the extent the Commitment Letter for a pool of Mortgage Loans provides notice to the Seller and the Servicer that such Mortgage Loans are subject to the terms of a Master Repurchase Agreement, all remittances required with respect to such Mortgage Loans shall be made in accordance with the terms of such Master Repurchase Agreement.

With respect to each pool of Mortgage Loans, on each Remittance Date occurring on or before the date that occurs four (4) years after the applicable Closing Date, Servicer shall remit by wire transfer of immediately available funds to the account designated in writing by Purchaser of record on the preceding Record Date (a) all amounts deposited in the Custodial Account as of the close of business on the Record Date, minus (b) all amounts withdrawable pursuant Section 6.3 (other than Section 6.3(a)).

With respect to each pool of Mortgage Loans, on each Remittance Date occurring after the date that occurs four (4) years after the applicable Closing Date, Servicer shall remit by wire transfer of immediately available funds to the account designated in writing by Purchaser of record on the preceding Record Date (a) all amounts deposited in the Custodial Account as of the close of business on the Record Date, plus (b) Interest Advances for each Mortgage Loan in such pool (which shall be calculated by multiplying the outstanding principal balance of such Mortgage Loan by the applicable Mortgage Interest Rate) minus (c) all amounts withdrawable pursuant Section 6.3 (other than Section 6.3(a)).

On each Remittance Date, to the extent that a shortfall is created as a result of the Liquidation Proceeds for a Mortgage Loan being insufficient to cover all accrued and unpaid interest owed to the Purchaser with respect to such Mortgage Loan, the Servicer shall remit to the Purchaser an amount equal to such shortfall.

With respect to any remittance received by Purchaser after the Business Day on which such payment was due, Servicer shall pay to Purchaser interest on any such late payment at a rate equal to the overnight federal funds effective rate, but in no event greater than the maximum amount permitted by Applicable Law. Such interest shall be paid by Servicer to Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. The payment by Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by Servicer.

To the extent that the amount of a remittance or distribution to Purchaser made hereunder is greater than the amount thereof properly to be remitted pursuant to the terms of this Agreement, Servicer will give prompt written notice thereof to the Purchaser after Servicer’s discovery thereof, including the amount of such remittance or distribution that was paid in error. If, by the Remittance Date immediately following such notice, Purchaser has not reimbursed the Custodial Account or Servicer, as applicable, for the amount of such erroneous remittance or distribution (without any liability on the part of Purchaser for interest thereon), Servicer shall be entitled to withhold such amount from the remittance to be made on such Remittance Date.

Section 7.2. Statements to Purchaser

On or before the Business Day immediately preceding each Remittance Date, Servicer shall provide or cause to be provided to the Purchaser an electronically transmitted file or an email directing Purchaser to a secured website containing the data reasonably required by the Purchaser and set forth in forms of reports to be provided within two (2) Business Days of the applicable Closing Date.

Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any Applicable Law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, Servicer shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for such Purchaser to prepare its federal income and any other tax return as Purchaser may reasonably request from time to time.

In the event of a default on a Mortgage Loan one or more of whose obligors is not a United States person for federal income tax purposes, in connection with any foreclosure or acquisition of a deed in lieu of foreclosure (together, “foreclosure”) in respect of such Mortgage Loan, Servicer will cause compliance with the provisions of Treasury Regulation Section 1.1445-2(d)(3) (or any successor thereto) necessary to assure that no withholding tax obligation arises with respect to the proceeds of such foreclosure except to the extent, if any, that proceeds of such foreclosure are required to be remitted to the obligors on such Mortgage Loan.

ARTICLE 8.

GENERAL SERVICING PROCEDURE

Section 8.1. Servicing Compensation

As compensation for its services hereunder, Servicer shall be entitled to retain from interest portion of amounts collected with respect to the applicable Mortgage Loans, subject to Section 6.3, the Servicing Fee and any Ancillary Income.

Section 8.2. Right to Examine Servicer Records

Once each calendar year the Purchaser shall have the right, to examine and audit any and all of the books, records or other information of Servicer whether held by Servicer or by another on behalf of Servicer, which are relevant to the performance or observance by Servicer of the terms, covenants or conditions of this Agreement.

Section 8.3. Seller and Servicer Shall Provide Access/Information as Reasonably Required

To the extent required by Applicable Law, the Seller and Servicer shall provide to Purchaser to any documentation regarding the Mortgage Loans. Such access shall be afforded only upon reasonable request, during normal business hours and at the offices of Seller or Servicer, as applicable.

Section 8.4. Fair Credit Reporting Act

Servicer, in its capacity as servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

ARTICLE 9.

INDEMNIFICATION

Section 9.1. Indemnification; Third Party Claims

(a) Servicer shall indemnify and hold harmless Purchaser against any and all claims, losses, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Purchaser may sustain in any way related to the failure of Servicer to service the Mortgage Loans in compliance with the terms of this Agreement. Servicer shall immediately notify Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, and Servicer shall assume (with the consent of Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against Servicer or Purchaser in respect of such claim.

(b) Purchaser agrees to indemnify Seller and Servicer and to hold each of them harmless against any and all third-party claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs and judgments that are related to or arise directly from (i) a breach of any representation and warranty or covenant of Purchaser under this Agreement, (ii) actions or inactions taken by Servicer at the express direction or consent of Purchaser, or (iii) with respect to any Mortgage Loan for which the Purchaser acquires the right to service, the Purchaser’s or its designated successor servicer’s failure to service such Mortgage Loan in accordance with Applicable Law on and after the related date that the right to servicer such Mortgage Loan is transferred from the Servicer. In addition, Servicer shall provide Purchaser with a written report of all expenses and advances incurred by such party pursuant to Section 9.1(a) and Purchaser shall promptly reimburse Servicer for all amounts advanced by it pursuant to the last sentence of Section 9.1(a) except when the claim in any way relates to the Servicer’s failure to service and administer the Mortgage Loans in compliance with the terms of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that Purchaser or its designee becomes record owner of any Mortgaged Property, neither Seller nor Servicer shall be deemed to have failed to perform its obligations hereunder where it fails to act in response to any notice delivered to the record holder of the Mortgaged Property if (i) statutory notice was not delivered to Seller or Servicer, as the case may be, (ii) Seller or Servicer, as the case may be, had no actual knowledge of the situation surrounding such notice and (iii) the inaction of Seller or Servicer, as the case may be, was due entirely to such party’s lack of receipt of such notice.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT SHALL PURCHASER, SELLER OR SERVICER BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES BASED ON ANY THEORY OF CONTRACT, TORT, STRICT LIABILITY, STATUTE OR UNDER ANY OTHER LEGAL OR EQUITABLE PRINCIPLE OR OTHERWISE.

Section 9.2. Merger or Consolidation of Servicer

Servicer will keep in full effect its existence and rights, and will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which Servicer may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which Servicer shall be a party, or any Person succeeding to substantially all of the business of Servicer (whether or not related to loan servicing), shall be the successor of Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 9.3. Limitation on Liability of Servicer

Servicer and any director, officer, employee or agent of Servicer may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder. Subject to the terms of Section 9.1, Servicer shall have no obligation to appear with respect to, prosecute or defend any legal action which is not incidental to Servicer’s duty to service the Mortgage Loans in accordance with this Agreement.

Section 9.4. Limitation on Right to Assign and Resign

Except for an assignment by the Servicer to an Approved Servicer, neither the Seller nor the Servicer shall assign this Agreement without the express written consent of the Purchaser, which consent shall not be unreasonably withheld. To the extent the Servicer assigns this Agreement to an Approved Servicer, the Servicer shall be released from its obligations under this Agreement, except that the Servicer shall remain liable for all liabilities and obligations incurred by it as Servicer hereunder prior to the effective date of such assignment.

The Servicer may not resign from the obligations and duties hereby imposed on it unless the Servicer (i) provides the Purchaser with at least 90 Business Days notice or (ii) (A) reasonably determines that the Servicer’s duties hereunder are no longer permissible under Applicable Law and such incapacity cannot be cured by Servicer and (B) provides the Purchaser with at least 60 Business Days notice.

Purchaser shall not assign this Agreement without the express written consent of the Seller and the Servicer, which consent shall not be unreasonably withheld.

ARTICLE 10.

DEFAULT

Section 10.1. Events of Default

In case one or more of the following Events of Default by Seller or Servicer shall occur and be continuing, that is to say:

(a) any failure by Servicer to remit to Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of five (5) Business Days after the date written notice of such failure requiring the same to be remedied shall have been given to Servicer by Purchaser; or

(b) failure by Seller or Servicer to duly observe or perform, in any material respect, any other covenants, obligations or agreements of Seller or Servicer, as the case may be, as set forth in this Agreement which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Seller or Servicer, as the case may be, by Purchaser; or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of thirty (30) days; or

(d) Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Servicer or relating to all or substantially all of Servicer’s property; or

(e) Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(f) Servicer attempts to assign this Agreement except in compliance with the terms of this Agreement; or

(g) failure by Servicer to be in compliance with the “doing business” or licensing laws of any jurisdiction where a Mortgaged Property is located which materially and adversely affects the servicing of the Mortgage Loans or the enforceability or lien priority of the related Mortgage Loan;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, Purchaser, by notice in writing to Servicer, may, in addition to whatever rights

Purchaser may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof. On and after the receipt by Servicer of such written notice all authority and power of Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.1. Upon written request from Purchaser, Servicer shall prepare, execute and deliver to a successor any and all documents and other instruments, place in such successor’s possession all Mortgage Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Mortgage Loans and related documents to the successor. Servicer agrees to cooperate with Purchaser and such successor in effecting the termination of Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all amounts which shall at the time be credited by Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans. Any actions or activities to be undertaken by the Servicer under this Section 10.1 shall be completed no later than one-hundred twenty (120) days after the date of the respective notice of Event of Default.

Section 10.2. Waiver of Defaults

Purchaser may waive only by written notice any default by Seller or Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived in writing.

ARTICLE 11.

TERMINATION

Section 11.1. Termination

This Agreement shall terminate upon either: (a) the later of the distribution to Purchaser of final payment or liquidation with respect to the last Mortgage Loan, or the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (b) mutual consent of the Seller, Servicer and Purchaser in writing.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

Section 12.1. Successor to Servicer

Prior to termination of Servicer’s responsibilities and duties under this Agreement, Purchaser shall succeed to and assume all of Servicer’s responsibilities, rights, duties and obligations under this Agreement and any subservicing agreements. In connection with such appointment and assumption, Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that Servicer’s duties, responsibilities and liabilities under this Agreement shall be terminated pursuant to this Agreement, Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Servicer pursuant to this Agreement shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve Seller or the predecessor Servicer of the representations and warranties made pursuant to Sections 3.1 and 3.2 and the remedies available to Purchaser under Section 3.3 and Section 9.1, it being understood and agreed that the provisions of such Sections 3.1, 3.2, 3.3 and Section 9.1 shall be applicable to Servicer in its capacity as Seller or Servicer notwithstanding any such resignation or termination of Servicer, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to Servicer and to Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of Servicer, or termination of this Agreement pursuant to Section 9.4, 10.1 or 11.1 shall not affect any claims that Purchaser may have against Servicer based upon facts and circumstances arising prior to any such termination or resignation.

Servicer shall promptly deliver to the successor the funds in the Custodial Account and Escrow Account, less any costs relating to the transfer to any such successor, and all Mortgage Files and related documents and statements held by it hereunder and Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of Servicer.

Section 12.2. Amendment

This Agreement may be amended from time to time by Seller, Servicer and Purchaser solely by written agreement signed by Seller, Servicer and Purchaser.

Section 12.3. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without giving effect to conflict of laws principles thereof.

Section 12.4. General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs, and other subdivisions of this Agreement;

(d) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this Rule shall also apply to Paragraphs and other subdivisions;

(e) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f) the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 12.5. Reproduction of Documents

This Agreement and all schedules, exhibits and documents relating hereto may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic, or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile, or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 12.6. Notices

All demands, notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if personally delivered, sent by facsimile, mailed by registered mail, postage prepaid or delivered by a nationally recognized overnight courier, to

(i) in the case of the Seller:

Ocwen Loan Servicing, LLC

402 Strand Street

Frederiksted, VI 00840

Attention: Treasurer

with a copy to:

Ocwen Loan Servicing, LLC

1661 Worthington Road, Centrepark West

West Palm Beach, Florida 33409

(ii) in the case of the OMS:

Ocwen Mortgage Servicing, Inc.

402 Strand Street

Frederiksted, VI 00840

Attention: Treasurer

(iii) in the case of Servicer:

Ocwen Loan Servicing, LLC

402 Strand Street

Frederiksted, VI 00840

Attention: Treasurer

with a copy to:

Ocwen Loan Servicing, LLC

1661 Worthington Road, Centrepark West

West Palm Beach, Florida 33409

or such other address as may hereafter be furnished to Purchaser in writing by Seller or Servicer, and

(iii) in the case of Purchaser:

HLSS Mortgage Master Trust

c/o Wilmington Savings Fund Society, FSB

d/b/a Christiana Trust

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: Corporate Trust – HLSS Mortgage Master Trust

with a copy to

HLSS SEZ LP

CEC City Centre (Flagship Bldg.)

70 Harbour Drive, 3rd Flor, Unit N-301A

P.O. Box 10315, George Town

Grand Cayman, Cayman Islands

Attention: General Counsel, Re: HLSS Mortgage Master Trust

or such other address as may hereafter be furnished to Seller and Servicer in writing by Purchaser.

Notwithstanding the foregoing, any demand, notice, consent, waiver or communication may be given by any other means if the parties hereto agree to such alternative means in writing.

Section 12.7. Severability of Provisions

If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions, or terms of this Agreement or the rights of the parties hereunder. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 12.8. Counterparts; Successors and Assigns

This Agreement may be executed in one or more counterparts, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. This Agreement shall inure to the benefit of and be binding upon Seller, Servicer and Purchaser.

Section 12.9. Effect of Headings

The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 12.10. Other Agreements Superseded; Entire Agreement; Third Party Beneficiary

This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement delivered or entered into pursuant hereto constitutes the entire agreement of the parties with respect to the subject matter hereof. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other Person (other than OMS and any purchaser under a Master Repurchase Agreement applicable to a Mortgage Loan or group of Mortgage Loans, each of which shall (so long has any obligations or the Purchaser or any of its affiliates remain outstanding under the related Master Repurchase Agreement) be a third party beneficiary of this Agreement), shall be entitled or be deemed to be entitled to any benefits or rights hereunder or be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

Section 12.11. Survival

Except as provided in Section 3.3, the representations, warranties, indemnities, covenants and agreements of the parties provided in this Agreement and the parties’ obligations hereunder shall survive the execution and delivery and the termination or expiration of this Agreement.

Section 12.12. Intention of the Parties

It is the express intention of the Seller and the Purchaser that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by the Seller and not a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. Consequently, the sale of each Mortgage Loan shall be reflected as a sale on the Seller’s and the Purchaser’s business records, tax returns and financial statements.

Section 12.13. Costs

Each party will pay all of its own costs, fees, and expenses incurred (including the fees of its attorneys) in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Agreement.

Section 12.14. Limitation on Liability of Trustee

It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust, not individually or personally but solely as the trustee for the Purchaser, in the exercise of the powers and authority conferred and vested in it, (b) the representations, undertakings and agreements herein or in any other agreement related hereto, as applicable, made on the part of the Purchaser are made and intended not as personal representations, undertakings and agreements by Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust but are made and intended for the purpose of binding only the Purchaser, (c) nothing herein contained or in any other agreement related hereto shall be construed as creating any liability on Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust, individually or personally, to perform any covenant either expressed or implied contained herein or therein, as applicable, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and any other related agreement and by any person claiming by, through or under such parties and (d) under no circumstances shall Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust be personally liable for the payment of any indebtedness or expenses of the Purchaser or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Purchaser under this Agreement and any other agreement related hereto.

Section 12.15. Waiver of Jury Trial

Each party hereby knowingly, voluntarily and intentionally, waives (to the extent permitted by applicable law) any right it may have to a trial by jury of any dispute arising under or relating to this Agreement and agrees that any such dispute shall be tried before a judge sitting without a jury.

Section 12.16. Exhibits and Schedules

The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 12.17. No Special Damages

Except to the extent necessary to reimburse an indemnified party for judgments actually awarded to third parties, in no event shall any party hereto be liable for any indirect damages, including consequential, incidental, exemplary or special damages, or any punitive damages.

[Signature page follows]

TO WITNESS THIS, the Seller, Servicer and Purchaser have caused their names to be signed to this Agreement by their duly authorized respective officers as of the day and year first above written.

OCWEN LOAN SERVICING, LLC,
as Seller and Servicer

By:
Name:
Title:

HLSS MORTGAGE MASTER TRUST, as Purchaser

By:	Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust, not in its individual capacity but solely as trustee

By:
Name:
Title:

EXHIBIT A

CONTENTS OF CREDIT FILE

With respect to each Mortgage Loan, the Credit File may include each of the following items if in Seller’s possession:

1.	Copy of survey of the Mortgaged Property.

2.	Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy (i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.).

3.	Evidence of a hazard insurance policy and, if required by law, a flood insurance policy, with extended coverage of the hazard insurance policy. (Note: Evidence shall be maintained by Seller in electronic form. Seller shall produce a paper copy of such evidence upon request by Purchaser.)

4.	Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

5.	Residential loan application.

6.	Verification of employment and income (if required pursuant to the originator’s underwriting criteria at the time of origination).

7.	Verification of acceptable evidence of source and amount of down payment (to the extent required under the originator’s underwriting guidelines at the time of origination).

8.	Credit report on the Mortgagor.

9.	Residential appraisal report.

10.	Photograph of the property.

11.	Executed disclosure statement.

12.	Insurance premium receipts, tax receipts, ledger sheets, payment records, insurance claim files and correspondence, correspondence, current and historical computerized data files, underwriting standards used for origination, and all other papers and records developed or originated by Seller or others required to document the Mortgage Loan or to service the Mortgage Loan, as available.

13.	A copy or an imaged copy on CD-ROM of the policy of title insurance, including any endorsements thereto or marked commitment (or if such policy has not yet been issued by the insurer, the preliminary title report).

14.	A copy or an imaged copy on CD-ROM of the executed Power of Attorney, if any.

EXHIBIT B

[RESERVED]

EXHIBIT C

WHOLE LOAN TRANSFER INFORMATION

Purchaser shall provide to Seller the following information with respect to each Mortgage Loan that is to be included in a Whole Loan Transfer:

Investor Code

Seller Loan Number

Investor Loan Number

Last paid installment

Scheduled Payment

Scheduled Interest Rate

Servicing Fee

Unpaid Principal Balance

EXHIBIT D

[RESERVED]

EXHIBIT E

[RESERVED]

EXHIBIT F

FORM OF COMMITMENT LETTER

COMMITMENT LETTER

THIS COMMITMENT LETTER, dated as of                     , 200     (this “Commitment Letter”), is hereby executed by and between OCWEN LOAN SERVICING, LLC, as seller (the “Seller”) and HLSS MORTGAGE MASTER TRUST, as purchaser (the “Purchaser”) pursuant to the terms of the Mortgage Loan Purchaser and Servicing Agreement, dated as of March 3, 2014 (the “MLPA”), all the provisions of which are incorporated herein and shall be a part of this Commitment Letter as if set forth herein in full (this Commitment Letter together with the MLPA so incorporated, the “Agreement”).

PRELIMINARY STATEMENT

Purchaser has agreed to purchase from Seller and Seller has agreed to sell to Purchaser, on a servicing retained basis and without recourse, a 100% undivided ownership interest in a pool of Mortgage Loans (the “Purchased Mortgage Loans”) having an aggregate Cut-Off Date Principal Balance as of the Cut-off Date of $             as described in the Mortgage Loan Schedule attached hereto as Schedule I. The Mortgage Loans are subject to the Collateral Exceptions Report attached hereto as Schedule II.

In consideration of the premises and the mutual agreements hereinafter set forth, and intending to be legally bound, Purchaser and Seller agree hereby as follows:

1.	MLPA; Designation.

Seller and Purchaser acknowledge that the MLPA prescribes certain obligations of Seller and Purchaser with respect to the Purchased Mortgage Loans. Seller and Purchaser each agree to observe and perform such prescribed duties, responsibilities and obligations, and acknowledge that the MLPA is and shall be a part of this Agreement to the same extent as if set forth herein in full.

Seller and Purchaser hereby acknowledge and agree that the Purchase Price for the Purchased Mortgage Loans and the compensation payable to Servicer have been structure to take into account the Servicer’s obligations pursuant to Section 7.1 of the MLPA.

2.	Defined Terms.

In addition to the definitions set forth in Article I of the MLPA, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

Aggregate Purchase Price: $            .

Closing Date:                     , 200    .

Custodian:                     .

Cut-off Date:                     , 20    .

Initial Remittance Date:                     .

Master Repurchase Agreement:                     .

MRA Purchaser:                     .

Purchase Price Percentage:                     .

Servicing Fee Rate:                     .

3.	Conveyance of Mortgage Loans; Possession of Mortgage Files.

Seller, simultaneously with the execution and delivery of this Commitment Letter, does hereby absolutely sell, transfer and assign, without recourse, except as set forth in the MLPA, to Purchaser the ownership interest comprising all of the right, title and interest of the Seller in and to the Purchased Mortgage Loans on a servicing retained basis and all principal, interest and other proceeds of any kind received with respect to the Purchased Mortgage Loans, including but not limited to proceeds derived from the conversion, voluntary or involuntary, of any of such assets into cash or other liquidated property. The ownership of the Purchased Mortgage Loans is vested in Purchaser and the ownership of all records and documents with respect to the Purchased Mortgage Loans prepared by or which come into the possession of either Seller shall immediately vest in Purchaser and shall be retained and maintained, in trust, by the Servicer. The sale of the Mortgage Loans shall be reflected as a sale on the Seller’s business records, tax returns and financial statements.

4.	Master Repurchase Agreement Applicable to Mortgage Loans.

Purchaser hereby notifies that Seller and Servicer that Purchaser is a party to the Master Repurchase Agreement. Pursuant to the terms of the Master Repurchase Agreement, the Purchased Mortgage Loans will from time to time be transferred to the MRA Purchaser. Purchaser shall provide Seller and Servicer with a copy of the Master Repurchase Agreement, and shall notify Servicer of any Purchased Mortgage Loan that is repurchased by the Purchaser in accordance with the terms of the Master Repurchase Agreement.

Purchaser hereby instructs the Servicer to mark its books to reflect that the Purchased Mortgage Loans are subject to the Master Repurchase Agreement and to remit all amounts collected or advanced with respect to the Purchased Mortgage Loans to the MRA Purchaser and

the Purchaser as is specified under the Master Repurchase Agreement. Such remittances shall be made in accordance with the Master Repurchase Agreement until the Servicer receives notice in writing from the Purchaser and the MRA Purchaser that one or more Purchased Mortgage Loans is no longer subject to the Master Repurchase Agreement. Upon receipt of such notice, the Servicer shall mark its books and records to indicate that such Purchased Mortgage Loans are no longer such to the Master Repurchase Agreement.

For the avoidance of doubt, to the extent the Purchaser makes representations or warranties with respect to the Mortgage Loans under a MRA, the Seller shall not be responsible for such representations or warranties; provided, however, that this sentence shall not be deemed to limit the Seller’s liability for the representations it makes under the MLPA.

5.	Counterparts.

This Commitment Letter may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

6.	Governing Law; Waiver of Jury Trial; Limitation on Damages.

This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT WHICH EITHER OR BOTH OF THEM MAY HAVE TO RECEIVE A TRIAL BY JURY WITH RESPECT TO ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING OUT OF OR WHICH RELATE TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. UNDER NO CIRCUMSTANCES, HOWEVER, SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES WHETHER IN CONTRACT, TORT, STATUTE OR UNDER ANY OTHER LEGAL OR EQUITABLE PRINCIPLE.

7.	Amendment.

This Commitment Letter may be amended from time to time by the Seller and Purchaser by written agreement signed by the Seller and Purchaser.

8.	Limitation of Liability of Trustee.

It is expressly understood and agreed by the parties hereto that (a) this Commitment Letter is executed and delivered by Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust, not individually or personally but solely as the trustee for the Purchaser, in the exercise of the powers and authority conferred and vested in it, (b) the representations, undertakings and agreements herein or in any other agreement related hereto, as applicable, made on the part of the Purchaser are made and intended not as personal representations, undertakings and agreements by Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust but are made and intended for the purpose of binding only the Purchaser, (c) nothing herein contained or in any other agreement related hereto shall be construed as creating any liability on Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust, individually or personally, to perform any covenant either expressed or implied contained herein or therein, as applicable, all such liability, if any, being expressly waived by the parties who are signatories to this Commitment Letter and any other related agreement and by any person claiming by, through or under such parties and (d) under no circumstances shall Wilmington Savings Fund Society, FSB, d/b/a Christiana Trust be personally liable for the payment of any indebtedness or expenses of the Purchaser or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Purchaser under this Commitment Letter and any other agreement related hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Seller and Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

OCWEN LOAN SERVICING, LLC, as Seller

By:

Name:

Title:

HLSS MORTGAGE MASTER TRUST, as Purchaser

By	Wilmington Savings Fund Society, FSB d/b/a Christiana Trust, not in its individual capacity but solely as Trustee

By:

Name:

Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

[SEE ATTACHMENT]

SCHEDULE II

COLLATERAL EXCEPTIONS REPORT

[SEE ATTACHMENT]